Exhibit 99.1

CVRx Reports Fourth Quarter and Full Year 2025 Financial and Operating Results

MINNEAPOLIS, Feb. 12, 2026 (GLOBE NEWSWIRE) -- CVRx, Inc. (NASDAQ: CVRX) ("CVRx"), a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases, today announced its financial and operating results for the fourth quarter and full year of 2025.

Recent Highlights

•	Total revenue for the fourth quarter 2025 was $16.0 million, an increase of 4% over the prior year quarter
•	U.S. revenue for the fourth quarter of 2025 was $14.9 million, an increase of 4% over the prior year quarter
•	Total revenue for 2025 was $56.7 million, an increase of 10% over the prior year
•	Active implanting centers in the U.S. grew to 252 in 2025, as compared to 223 in the prior year
•	Initiated the BENEFIT-HF trial with first enrollments expected in the second quarter of 2026
•	Category I CPT codes and the related favorable physician fee payment levels took effect on Jan. 1, 2026

"We achieved key foundational goals in 2025, and we're heading into 2026 with increasing momentum. Our sales team is building experience and becoming more effective, and we're seeing strong support at high-potential centers. Additionally, the new Category I CPT codes, effective January 1st, remove automatic prior authorization denials. Finally, the initiation of the landmark BENEFIT-HF trial under CMS Category B IDE coverage is a major step that could allow us to triple our addressable market,” said Kevin Hykes, President and Chief Executive Officer of CVRx. “We’re confident that these developments will support our accelerated growth and make Barostim therapy more accessible for heart failure patients in the coming year."

Fourth Quarter 2025 Financial and Operating Results

Revenue was $16.0 million for the three months ended December 31, 2025, an increase of $0.7 million, or 4%, over the three months ended December 31, 2024.

Revenue generated in the U.S. was $14.9 million for the three months ended December 31, 2025, an increase of $0.6 million, or 4%, over the three months ended December 31, 2024. Revenue units in the U.S. totaled 478 and 460 for the three months ended December 31, 2025 and 2024, respectively. The increase was primarily driven by continued growth as a result of the expansion into new sales territories and new accounts, as well as increased physician and patient awareness of Barostim.

As of December 31, 2025, the Company had a total of 252 active implanting centers, as compared to 250 as of September 30, 2025. Active implanting centers are customers that have completed at least one commercial HF implant in the last 12 months. The number of sales territories in the U.S. increased by three to a total of 53 during the three months ended December 31, 2025.

Revenue generated in Europe was $1.1 million for the three months ended December 31, 2025, an increase of $0.1 million, or 10%, over the three months ended December 31, 2024. Total revenue units in Europe increased to 49 for the three months ended December 31, 2025 from 41 in the prior year period. The number of sales territories in Europe remained consistent at five for the three months ended December 31, 2025.

Gross profit was $13.8 million for the three months ended December 31, 2025, an increase of $1.1 million, or 8%, over the three months ended December 31, 2024. Gross margin increased to 86% for the three months ended December 31, 2025, compared to 83% for the three months ended December 31, 2024. Gross margin for the three months ended December 31, 2025 was higher due to an increase in the average selling price and a decrease in the cost per unit, primarily resulting from an increase in manufacturing efficiencies.

R&D expenses increased $0.2 million, or 7%, to $3.0 million for the three months ended December 31, 2025 compared to the three months ended December 31, 2024. This change was primarily driven by a $0.3 million increase in compensation expenses, mainly as a result of increased headcount, partially offset by a $0.1 million decrease in clinical study expenses.

SG&A expenses increased $1.8 million, or 9%, to $22.0 million for the three months ended December 31, 2025 compared to the three months ended December 31, 2024. This change was driven by a $1.3 million increase in compensation expenses, mainly as a result of increased headcount, a $0.5 million increase in advertising expense, and a $0.3 million increase in travel expense, partially offset by a $0.3 million decrease in consulting expense.

Interest expense decreased $0.1 million to $1.4 million for the three months ended December 31, 2025 compared to the three months ended December 31, 2024. This decrease was driven by the lower interest rate on the levels of borrowings under the term loan agreement with Innovatus Capital Partners.

Other income, net was $0.7 million for the three months ended December 31, 2025, compared to $1.1 million for the three months ended December 31, 2024. This decrease was primarily driven by less interest income on our interest-bearing accounts.

Net loss was $11.9 million, or $0.46 per share, for the three months ended December 31, 2025, compared to a net loss of $10.7 million, or $0.43 per share, for the three months ended December 31, 2024. Net loss per share was based on 26.2 million weighted average shares outstanding for three months ended December 31, 2025 and 24.7 million weighted average shares outstanding for the three months ended December 31, 2024.

Full Year 2025 Financial and Operating Results

Revenue was $56.7 million for the year ended December 31, 2025, an increase of $5.4 million, or 10%, over the year ended December 31, 2024.

Revenue generated in the U.S. was $51.9 million for the year ended December 31, 2025, an increase of $4.7 million, or 10%, over the year ended December 31, 2024. Revenue units in the U.S. totaled 1,648 and 1,522 for the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2025, the Company had a total of 252 active implanting centers, as compared to 223 as of December 31, 2024. As of December 31, 2025, we had 53 sales territories in the U.S. as compared to 48 sales territories as of December 31, 2024.

Revenue generated in Europe was $4.8 million for the year ended December 31, 2025, an increase of $0.6 million, or 16%, over the year ended December 31, 2024. Total revenue units in Europe increased to 219 for the year ended December 31, 2025, from 204 for the prior year period. The number of sales territories in Europe remained consistent at five for each of the years ended December 31, 2025 and December 31, 2024.

Gross profit was $48.3 million for the year ended December 31, 2025, an increase of $5.4 million, or 13%, over the year ended December 31, 2024. Gross margin increased to 85% for the year ended December 31, 2025 compared to 84% for the year ended December 31, 2024. Gross margin for the year ended December 31, 2025 was higher due to an increase in the average selling price and a decrease in the cost per unit, primarily due to an increase in manufacturing efficiencies.

R&D expenses were $11.1 million for the years ended December 31, 2025 and December 31, 2024, respectively. R&D expense for the year ended December 31, 2025 included a $0.4 million increase in compensation expenses, mainly as a result of increased headcount, offset by a $0.5 million decrease in clinical study expenses.

SG&A expenses decreased $2.8 million, or 3%, to $88.5 million for the year ended December 31, 2025, compared to the year ended December 31, 2024. This change was driven by a $7.9 million decrease in non-cash stock-based compensation expense, a $0.2 million decrease in insurance expenses, and a $0.2 million decrease in bad debt expense, partially offset by a $4.0 million increase in compensation expenses, mainly as a result of increased headcount and a $1.5 million increase in travel expenses. Approximately $8.4 million of the decrease in non-cash stock-based compensation expense is related to the modification of stock options held by our former Chief Executive Officer in connection with his retirement in the first quarter of 2024.

Interest expense increased $1.4 million to $5.8 million for the year ended December 31, 2025, compared to the year ended December 31, 2024. This increase was driven by the interest expense on borrowings under the term loan agreement with Innovatus Capital Partners.

Other income, net was $3.8 million for the year ended December 31, 2025, compared to $4.0 million for the year ended December 31, 2024. This decrease was primarily driven by less interest income on our interest-bearing accounts.

Net loss was $53.3 million, or $2.04 per share, for the year ended December 31, 2025, compared to a net loss of $60.0 million, or $2.65 per share, for the year ended December 31, 2024. Net loss per share was based on 26.1 million weighted average shares outstanding for year ended December 31, 2025 and 22.6 million weighted average shares outstanding for the year ended December 31, 2024.

As of December 31, 2025, cash and cash equivalents were $75.7 million. Net cash used in operating and investing activities was $40.8 million for the year ended December 31, 2025, compared to $40.5 million for the year ended December 31, 2024.

BENEFIT-HF Clinical Trial

In January 2026, the Company announced the initiation of the BENEFIT-HF trial, a landmark randomized controlled trial designed to evaluate Barostim's impact on all-cause mortality and heart failure decompensation events in an expanded population of heart failure patients with left ventricular ejection fractions up to 50% and NT-proBNP levels up to 5,000 pg/mL. If successful, the BENEFIT-HF trial could expand the indicated patient population for Barostim approximately three times, significantly broadening access to this proven neuromodulation-based approach to heart failure management. The trial is expected to be one of the largest therapeutic cardiac device trials ever performed in heart failure, randomizing 2,500 patients at approximately 150 centers across the U.S. and Germany. The Centers for Medicare & Medicaid Services ("CMS") has approved Category B IDE coverage for the trial, and enrollment is expected to begin in the second quarter of 2026. The net trial costs are expected to be $20 million to $30 million spread over the next five to seven years.

Debt Facility

On January 9, 2026, the Company amended its term loan agreement with an affiliate of Innovatus Capital Partners, LLC, to increase the existing facility by $50 million, to an aggregate principal amount of up to $100 million, subject to the Company’s achievement of certain milestones. Also on the closing date, the Company borrowed an additional $10 million under the term loan agreement, bringing the total outstanding principal amount of term loans to $60 million. The initial interest rate under the amended term loan agreement is equal to the greater of 9.40% or prime plus 2.65%. The interest-only period is extended four years from the closing date and is extendable to five years from the closing date upon achieving certain revenue milestones. The term loans mature in May 2031 and continue to be secured by substantially all of the Company’s assets.

Business Outlook

For the full year of 2026, the Company continues to expect:

•	Total revenue between $63.0 million and $67.0 million;
•	Gross margin between 84% and 86%;
•	Operating expenses between $103.0 million and $107.0 million.

For the first quarter of 2026, the Company expects to report total revenue between $13.7 million and $14.7 million.

Webcast and Conference Call Information

The Company will host a conference call to review its results at 4:30 p.m. Eastern Time today. A live webcast of the investor conference call will be available online at the investor relations page of the Company’s website at ir.cvrx.com. To listen to the conference call on your telephone, please dial 1-877-704-4453 for U.S. callers, or 1-201-389-0920 for international callers, approximately ten minutes prior to the start time.

About CVRx, Inc.

CVRx is a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases. Barostim™ is the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of patients with heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure. Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has been certified as compliant with the EU Medical Device Regulation (MDR) and holds CE Mark approval for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial performance (including our financial guidance regarding full year and first quarter 2026 results), our anticipated growth strategies (including statements regarding the expected timing, enrollment, scope and outcomes of the BENEFIT-HF clinical trial, potential expansion of the Barostim indication, and anticipated benefits of Barostim therapy), anticipated trends in our industry, our business prospects and our opportunities. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “outlook,” “guidance,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our expectations regarding enrollment in BENEFIT-HF and the resulting impact on our addressable market; our history of significant losses, which we expect to continue; our limited history operating as a commercial company and our dependence on a single product, Barostim; our limited commercial sales experience marketing and selling Barostim; our ability to continue demonstrating to physicians and patients the merits of our Barostim; any failure by third-party payors to provide adequate coverage and reimbursement for the use of Barostim; our competitors’ success in developing and marketing products that are safer, more effective, less costly, easier to use or otherwise more attractive than Barostim; any failure to receive access to hospitals; our dependence upon third-party manufacturers and suppliers, and in some cases a limited number of suppliers; a pandemic, epidemic or outbreak of an infectious disease in the U.S. or worldwide; product liability claims; future lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and ultimately unsuccessful; any failure to retain our key executives or recruit and hire new employees; impacts on adoption and regulatory approvals resulting from additional long-term clinical data about our product; and other important factors that could cause actual results, performance or achievements to differ materially from those that are found in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and “Part II, Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact:

Mark Klausner or Mike Vallie

ICR Healthcare

443-213-0501

ir@cvrx.com

Media Contact:

Emily Meyers

CVRx, Inc.

763-416-2853

emeyers@cvrx.com

CVRx, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$75,708	$105,933
Accounts receivable, net of allowances of $871 and $780, respectively	10,665	9,268
Inventory	12,205	12,107
Prepaid expenses and other current assets	3,069	2,505
Total current assets	101,647	129,813
Property and equipment, net	2,243	2,505
Operating lease right-of-use asset	878	1,069
Other non-current assets	26	27
Total assets	$104,794	$133,414
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,833	$2,582
Accrued expenses	9,484	8,180
Total current liabilities	13,317	10,762
Long-term debt	49,514	49,273
Operating lease liability, non-current portion	638	877
Other long-term liabilities	2,001	1,447
Total liabilities	65,470	62,359
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 authorized as of December 31, 2025 and 2024; 26,311,607 and 25,324,684 shares issued and outstanding as of December 31, 2025 and 2024, respectively	263	253
Additional paid-in capital	629,916	608,354
Accumulated deficit	(590,652)	(537,346)
Accumulated other comprehensive loss	(203)	(206)
Total stockholders’ equity	39,324	71,055
Total liabilities and stockholders’ equity	$104,794	$133,414

CVRx, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue	$16,024	$15,342	$56,651	$51,292
Cost of goods sold	2,199	2,571	8,311	8,334
Gross profit	13,825	12,771	48,340	42,958
Operating expenses:
Research and development	3,000	2,805	11,132	11,131
Selling, general and administrative	22,009	20,240	88,473	91,317
Total operating expenses	25,009	23,045	99,605	102,448
Loss from operations	(11,184)	(10,274)	(51,265)	(59,490)
Interest expense	(1,417)	(1,520)	(5,827)	(4,397)
Other income, net	660	1,072	3,768	3,977
Loss before income taxes	(11,941)	(10,722)	(53,324)	(59,910)
Benefit (provision) for income taxes	7	71	18	(55)
Net loss	(11,934)	(10,651)	(53,306)	(59,965)
Cumulative translation adjustment	-	2	2	1
Comprehensive loss	$(11,934)	$(10,649)	$(53,304)	$(59,964)
Net loss per share, basic and diluted	$(0.46)	$(0.43)	$(2.04)	$(2.65)
Weighted-average common shares used to compute net loss per share, basic and diluted	26,218,215	24,715,681	26,084,709	22,596,229